EXHIBIT 99.1


[LOGO OMITTED]                                  Investor Contact:  Lauren Felice
                                                               RFBinder Partners
                                                             Phone: 212-994-7541
Smith & Wollensky                              Email: lauren.felice@rfbinder.com



            Smith & Wollensky Reports First Quarter Financial Results


New York, May 8, 2003 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced financial results for the first quarter ended March 31, 2003.

Total owned restaurant sales for the first quarter of 2003 were $23.0 million, a 17.8% increase from the first quarter a year ago. Comparable owned restaurant sales, which exclude Columbus and Dallas, were up 10.2%. The Company estimates that the comparisons benefited from the later timing of Easter and Passover in 2003 and the inclusion of New Year's Eve in January 2003 but not in January 2002, which had the combined effect of increasing the quarterly sales gains by approximately 5%. The increased sales also reflect comparisons to a 2002 quarter in which results were still affected by the aftermath of September 11, 2001.

Net income for the first quarter of 2003 was $58,000, or $0.01 per share on a diluted basis, compared with net income of $710,000, or $0.08 per share, in the comparable period last year. However, the first quarter results for 2003 include opening costs for the Company's new Smith & Wollensky restaurant in Dallas, Texas, including its initial two weeks of operating losses, which totaled approximately $550,000 during the quarter. In addition, comparable restaurant food costs during the quarter were higher by approximately 2.6% of sales, primarily due to higher costs for prime beef than in the first quarter of 2002.

The Company also announced today that total owned restaurant sales for the first fiscal month of the second quarter--the four weeks ended April 28, 2003--were up 15.0% from the comparable period a year ago. Comparable owned restaurant sales for the month increased 0.4%, representing the 10th consecutive month of comparable owned restaurant sales growth. The increase was dampened by the shift in the timing of Easter and Passover into April 2003, compared to March 2002.

Chairman and CEO Alan Stillman said, "We are pleased with Smith & Wollensky's solid overall sales momentum in the face of a challenging environment during the first quarter--particularly in our New York City restaurants. There is still plenty of room for further improvement in a healthier economy, and as business-related spending and tourism recover. While net income was lower for the quarter, most of the decline reflects expenses related to the opening of our new Dallas Smith & Wollensky restaurant, and the high cost of prime beef."

"From an operating standpoint," Mr. Stillman continued, "the smooth, successful debut of the Dallas restaurant on March 17 was clearly the highlight of the quarter. We are very encouraged by our reception in the Dallas community, and look forward to opening our second Texas unit in

Houston later this year, which will bring us to a total of 12 owned restaurants. Smith & Wollensky restaurants are complex, high-end operations--costly to build, open, staff and manage, but very profitable once they generate appropriate sales volume. Although we remain optimistic about our longer-term growth opportunities, we are exercising caution in evaluating locations for future expansion in view of the continuing lack of a strong economic recovery."

The Company's balance sheet remained strong as of March 31, 2003, with stockholders' equity of $54.5 million, representing a book value per share of $5.82.

The Company recently completed the previously disclosed renegotiation of the ground lease related to the land at its Las Vegas, Nevada restaurant. As expected, the transaction will reduce the Company's cash outlay by approximately $1.0 million annually. The Company retains the right to purchase the property on substantially the same terms as the original agreement.


Conference Call

Alan Stillman, Chairman & CEO, and Alan Mandel, CFO, will conduct a conference call to review the Company's financial results for the first quarter of 2003 at 5:00 p.m. ET on May 8, 2003. Interested parties may listen to the live call over the Internet via http://www.calleci.com/conference/pub_cs.jsp. To listen to the live call please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company's results of operations or financial condition for the first quarter of 2003, is expected to be posted on the Company's website under the heading Investor Relations by May 12, 2003.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus and Dallas. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.

                            (Financial Tables Follow)

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES

                 Unaudited Consolidated Statements of Operations
             (dollar amounts in thousands, except per share amounts)



                                                                    Three Months Ended
                                                                March 31,         April 1,
                                                                  2003              2002
                                                              --------------    --------------
Owned restaurant sales                                             $ 22,992          $ 19,517
                                                              --------------    --------------
Total cost of owned restaurant sales                                 20,227            16,822
                                                              --------------    --------------
Income from owned restaurant operations                               2,765             2,695
Management fee income                                                   508               621
                                                              --------------    --------------
Income from owned and managed restaurants                             3,273             3,316
General and administrative expenses                                   2,724             2,304
Royalty expense                                                         345               270
                                                              --------------    --------------
Operating income                                                        204               742
Interest expense                                                       (126)              (39)
Amortization of deferred debt financing costs                           (13)                -
Interest income                                                          43                57
                                                              --------------    --------------
                                                                        (96)               18
Income before provision
   for income taxes                                                     108               760
Provision for income taxes                                               50                50
                                                              --------------    --------------
Net income                                                             $ 58             $ 710
                                                              ==============    ==============

Income applicable to common shares -
   basic and diluted:

   Net income per common share                                       $ 0.01            $ 0.08
                                                              ==============    ==============
Weighted average common shares outstanding:
   Basic                                                          9,354,266         9,354,266
                                                              ==============    ==============
   Diluted                                                        9,529,151         9,354,266
                                                              ==============    ==============

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
              (dollar amounts in thousands, except per share data)



                                                                             March 31,        December 30,
                          Assets                                                2003             2002
                                                                            -------------   ----------------
                                                                             (unaudited)

Current assets:
   Cash                                                                     $         899      $       4,158
   Short-term investments                                                           3,230              3,636
   Accounts receivable, less allowance for doubtful accounts of
      $55 at March 31, 2003 and December 30, 2002, respectively.                    3,241              2,261
   Merchandise inventory                                                            3,790              3,578
   Prepaid expenses and other current assets                                        1,073              1,465
                                                                             ------------       ------------
                                                                                   12,233             15,098

Property and equipment, net                                                        48,352             46,693
Goodwill, net                                                                       6,886              6,886
Licensing agreement, net                                                            3,448              3,258
Management contract, net                                                              804                829
Long-term investments                                                               1,695              1,684
Other assets                                                                        3,624              3,407
                                                                             ------------       ------------
                                                                            $      77,042      $      77,855
                                                                             ============       ============

           Liabilities and Stockholders' Equity

Current liabilities:
   Current portion of long-term debt                                        $         621      $       1,157
   Accounts payable and accrued expenses                                            8,614              8,851
                                                                             ------------       ------------
                                                                                    9,235             10,008

Long-term debt, net of current portion                                              8,051              8,232
Deferred rent                                                                       5,238              5,209
                                                                             ------------       ------------
                                                                                   22,524             23,449

Stockholders' equity:
   Common stock (par value $.01; authorized 40,000,000 shares;
     9,354,266 shares issued and outstanding at March 31, 2003 and
      December 30, 2002)                                                               94                 94
   Additional paid-in capital                                                      69,854             69,854
   Accumulated deficit                                                            (15,433)           (15,491)
   Accumulated other comprehensive gain (loss)                                          3                (51)
                                                                             ------------       ------------
                                                                                   54,518             54,406
                                                                             ------------       ------------

Commitments and contingencies

                                                                            $      77,042      $      77,855
                                                                             ============       ============

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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